                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                             UNITED STATES            OMB Number:      3235-0145
                  SECURITIES AND EXCHANGE COMMISSION  Expires: November 30, 1999
                        WASHINGTON, D.C. 20549        Estimated average burden
                                                      hours per response...14.90
                                                      --------------------------


                             SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. )*


                          Alloy Online, Inc.
----------------------------------------------------------------------
                           (Name of Issuer)

                Common Stock, $.01 Par Value Per Share
----------------------------------------------------------------------
                    (Title of Class of Securities)

                              019855 10 5
                  ----------------------------------
                            (CUSIP Number)


                           December 31, 1999
----------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                          Page 1 of 8 pages

-------------------                                          -------------------
CUSIP No. 019855105                   13G                     Page 2 of 8 pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Brand Equity Venture Partners I, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         A Delaware limited partnership
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      -0- Shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          831,659 Shares
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           -0- Shares
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      831,659 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         831,659 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


   SEC 1745 (2/92)             Page 2 of 8 pages

-------------------                                          -------------------
CUSIP No. 019855105                   13G                     Page 3 of 8 pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Brand Equity Partners I, L.L.C.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         A Delaware limited liability company
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      -0- Shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          831,659 Shares
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           -0- Shares
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      831,659 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         831,659 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------


                                  Page 3 of 8 pages

-------------------                                          -------------------
CUSIP No. 019855105                   13G                     Page 4 of 8 pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Christopher P. Kirchen
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         A United States citizen
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      -0- Shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          831,659 Shares
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           -0- Shares
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      831,659 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         831,659 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------


                                  Page 4 of 8 pages

-------------------                                          -------------------
CUSIP No. 019855105                   13G                     Page 5 of 8 pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         David Yarnell
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         A United States citizen
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      -0- Shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          831,659 Shares
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           -0- Shares
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      831,659 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         831,659 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------


                                  Page 5 of 8 pages

Item 1(a).        NAME OF ISSUER: Alloy Online, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 115 West 30th Street, New York, NY 10001

Item 2(a).        NAMES OF PERSONS FILING: Brand Equity Venture Partners I, L.P.
                  ("BEVP I"), Brand Equity Partners I, L.L.C. ("Brand Equity I"), Christopher P. Kirchen and David Yarnell.

                  Brand Equity I is the sole General Partner of BEVP I.
                  Messrs. Kirchen and Yarnell are the managing members of Brand Equity I.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of BEVP I, Brand Equity I and Messrs. Kirchen and Yarnell is, Three Pickwick Plaza, Greenwich, CT 06830.

Item 2(c). CITIZENSHIP: BEVP I is a limited partnership organized under the laws of the State of Delaware. Brand Equity I is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Kirchen and Yarnell is a United States citizen.

Item 2(d).        TITLE OF CLASS OF SECURITIES: Common Stock

Item 2(e).        CUSIP NUMBER: 019855-10-5

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4.           OWNERSHIP.

                  (a) Amount Beneficially Owned: Each of BEVP I and Brand Equity I (individually as "Entity" and collectively the "Entities") may be deemed to own beneficially 831,659 shares of Common Stock as of December 31, 1999. BEVP I is the record owner of 831,659 shares. Brand Equity I is the record owner of 0 shares. Additionally, in their capacities as individual managing members of Brand Equity I, each of Messrs. Kirchen and Yarnell may be deemed to own beneficially 831,659 shares of Common Stock.

                  (b) Percent of Class: BEVP I: 5.7%; Brand Equity I: 5.7%; Mr. Kirchen: 5.7% and Mr. Yarnell: 5.7%. The foregoing percentages are calculated based on the information provided in the Issuer's Form 10 Q filed with the Securities and Exchange Commission on December 15, 1999.

                  (c)      Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote: 0 shares for BEVP I, 0 shares Brand Equity I, 0 shares for Mr. Kirchen and 0 shares for Mr. Yarnell.

                           (ii)     shared power to vote or to direct the vote:
                                    BEVP I: 831,659 shares; Brand Equity I:
                                    831,659 shares; Mr. Kirchen: 831,659 shares and Mr. Yarnell: 831,659 shares.

                           (iii) sole power to dispose or to direct the disposition of: 0 shares for BEVP I, 0 shares Brand Equity I, 0 shares for Mr. Kirchen and 0 shares for Mr. Yarnell.

                           (iv) shared power to dispose or to direct the disposition of: BEVP I: 831,659 shares; Brand Equity I: 831,659 shares; Mr. Kirchen:
                                    831,659 shares and Mr. Yarnell: 831,659
                                    shares.


                               Page 6 of 8 pages

                  Each of BEVP I, Brand Equity I and Messrs. Kirchen and Yarnell expressly disclaims beneficial ownership of any shares of Common Stock of Alloy Online, Inc. reported herein to be beneficially owned by them, except in the case of BEVP I, for the 831,659 shares which it holds of record

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable. BEVP I, Brand Equity I and each of Messrs. Kirchen and Yarnell expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           NOTE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATION.

                  Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 7 of 8 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 8, 2000

BRAND EQUITY VENTURE PARTNERS I, L.P.

By: Brand Equity Partners, L.L.C.

    By:             *
       -----------------------------
       Christopher Kirchen
       Managing Member

BRAND EQUITY PARTNERS, L.L.C.

By:               *
    --------------------------------
     Christopher Kirchen
     Managing Member

By: /s/ David Yarnell
    --------------------------------
    David Yarnell
    Managing Member



                                             *By: /s/ David Yarnell
                                                  ------------------------------
                                                  David Yarnell
                                                  Attorney-in-Fact




                               Page 8 of 8 pages